Exhibit 99.1
                                   ANNTAYLOR
                                   NEWS RELEASE
                                   142  WEST  57TH  STREET NEW YORK, N.Y. 10019


               ANN TAYLOR ANNOUNCES SEPTEMBER 2003 SALES RESULTS
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New York,  New York,  October 9, 2003 -  AnnTaylor  Stores  Corporation  (NYSE:
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ANN)  announced  today total net sales for the five week period  ended  October

4,  2003  increased  17.2  percent  to  $160,484,000  over  total  net sales of

$136,945,000  for the five week period ended October 5, 2002. By division,  net sales were $83,580,000 for Ann Taylor and $64,488,000 for Ann Taylor Loft.



Comparable  store  sales for the period  increased  6.9  percent  compared to a comparable  store sales increase of 2.3 percent for the same  five-week  period last year.  By  division,  comparable  store  sales for fiscal  September  2003 were up 0.8 percent for Ann Taylor  compared  to a 0.4  percent  increase  last year,  and up 17.1  percent  for Ann  Taylor  Loft  compared  to a 4.9  percent increase last year.



Ann Taylor  Chairman J.  Patrick  Spainhour  said,  "We are  excited  about our

September  performance  at  Ann  Taylor  Stores  Corporation.   Both  divisions

posted  positive  comparable  store  sales  gains  over  last  year's  positive comparable  store  sales  results.  September's  performance  has  set  a  good foundation for the rest of the season."



Mr.  Spainhour  continued,  "We are  enthusiastic  about  our Ann  Taylor  Loft performance  for  September.  We surpassed our  expectations  with  outstanding full-price  performance in our casual and relaxed separates,  tops, accessories and petites.  Fashion,  color,  novelty at a great value drove sales and margin across all product categories.



"At Ann Taylor we were pleased with our sales  performance in our pants,  woven shirts, and outerwear  categories,  however,  the overall assortment  continued

to lack the  proper  balance of color and  novelty.  We are  encouraged  by the sales  pick-up  experienced  during  the fifth week of the month  providing  us with sales momentum as we head into October."



Total  inventory   levels  at  the  end  of  September,   including   inventory

attributable to Ann Taylor Global Sourcing,  were down  approximately 8 percent on a per  square  foot basis  compared  to last year.  By  division,  inventory levels on a per square  foot basis were down  approximately  9 percent  for Ann

Taylor and 3 percent for Ann Taylor  Loft.  The  decrease in  inventory  levels compared to last year is attributable to better product sell-through.



The company  continues  to expect  earnings  per share for the third and fourth quarter in the range of $0.57 - $0.61 and $0.41 - $0.43, respectively.



During the month,  the  Company  opened 4 new Ann Taylor  stores and 13 new Ann

Taylor Loft  stores.  The total store count at month end was 628,  comprised of


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355 Ann Taylor  stores,  246 Ann Taylor  Loft  stores and 27 Ann Taylor  Factory stores. Total store square footage at the end of the month increased 9.6 percent over the year before.



For the fiscal  year-to-date  period ended  October 4, 2003,  the Company's net sales totaled  $1,007,304,000,  up 10.2 percent from  $914,095,000 for the same period in fiscal  2002.  By  division,  net sales for the  fiscal  year-to-date period  were  $553,630,000  for Ann  Taylor  and  $365,814,000  for Ann  Taylor

Loft.  Comparable  store  sales for the fiscal  year-to-date  period  increased

1.5 percent  compared to a comparable  store sales  decrease of 0.5 percent for the same  period  last  year.  Comparable  sales  by  division  for the  fiscal year-to-date  period  were down 0.7  percent  for Ann Taylor  compared to a 1.5 percent  decrease  last  year,  and up 4.7  percent  for Ann  Taylor  Loft Loft compared to a 1.3 percent increase last year.



Ann  Taylor  is one of  the  country's  leading  women's  specialty  retailers,

operating  628 stores in 42 states,  the  District of Columbia and Puerto Rico,

and also an Online Store at www.anntaylor.com.
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For more  information,  please  call  (866)  214-2661  to listen to Ann  Taylor

Stores Corporation's monthly sales recording.  No access code is required.



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

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     Contact:

     Barry Erdos
     Chief Operating Officer
     (212) 541-3318

     Doreen Riely
     Director of Investor Relations
     (212) 541-3484


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